EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: James F. Arneson
President
253.441.4000

Venture Financial Group Announces Second Quarter Results

SECOND QUARTER HIGHLIGHTS

  2nd Quarter Net Income of $3.2 million
  Year to Date Diluted Earnings Per Share increases 31.3% over same period last year
  Quarterly Diluted Earnings Per Share increases 22.2% over same quarter last year
  Payment of thirty-third consecutive quarterly cash dividends to shareholders
  Excellent Asset Credit Quality

DuPont, Wash., July 31, 2007 – Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced for the six months ended June 30, 2007, net income of $6.4 million, an increase of $1.5 million or 30.6% compared to the $4.9 million for the six months ended June 30, 2006. For the three months ended June 30, 2007, net income increased $600 thousand or 23.1% to $3.2 million compared to $2.6 million for the three months ended June 30, 2006.

At June 30, 2007, total assets were $1.1 billion which was an increase of 19.9% or $182.7 million compared to $917.3 million in total assets at June 30, 2006. Total assets increased 12.5% or $121.9 million from June 30, 2007 compared to December 31, 2006 when total assets were $978.1 million.

“We are pleased with our accomplishments and progress for the first six months of 2007,” said Ken F. Parsons Sr., Venture Financial Group Chairman and CEO. “This quarter we moved into our new headquarters located in DuPont, Washington, which brings many of our valued employees under one roof and opened two new financial centers to serve customers. Although these investments increase expenses in the short term, over the long term we expect that our growth strategies will benefit our shareholders by increasing the value of the company.”

Total deposits at June 30, 2007 were $838.5 million which was an increase of $126.8 million or 17.8% from $711.7 million at June 30, 2006 and an increase of 8.7% or $67.2 million as compared to $771.3 million at December 31, 2006. Total gross loans including loans held for sale at June 30, 2007 were $747.0 million which was an increase of 12.2% or $81.4 million from $665.6 million at June 30, 2006 and an increase of 4.3% or $30.9 million as compared to $716.1 million in total loans at December 31, 2006.

“We have been very successful in maintaining high credit quality while growing our loan portfolio,” said Jim Arneson, President and CEO of Venture Bank. “Our focus is on maintaining a quality portfolio of earning assets along with closely monitoring and responding to economic trends.”

The quality of the Company’s assets remains strong. Nonperforming assets as a percentage of total assets declined 21 basis points to 0.07% at June 30, 2007 from 0.28% at June 30, 2006 and remained constant at 0.07% when compared to December 31, 2006. Nonperforming loans as a percentage of total loans was reduced 23 basis points to 0.09% at June 30, 2007 from 0.32% at June 30, 2006 and decreased slightly from 0.10% as of December 31, 2006. The ratio of allowance for credit losses to nonperforming loans was 1345%, 1290% and 384% at June 30, 2007, December 31, 2006 and June 30, 2006, respectively.

On July 18, 2007, the Board of Directors declared the thirty fourth consecutive quarterly cash dividend, payable on August 10, 2007. The dividend of eight and a half cents per share will be payable to all shareholders of record as of July 30, 2007.

Operating Results

Net Interest Income

Total net interest income increased $1.3 million or 15.3% to $9.8 million, from $8.5 million for the three months ended June 30, 2007 compared to the three months ended June 30, 2006. The net interest margin for the three months ended June 30, 2007 was 4.10% versus 4.28% for the three months ended June 30, 2006. The increase in net interest income was due primarily to an increase in interest earning assets offset partially by a lower net interest margin.

Net interest income increased $3.0 million or 18.4% to $19.3 million for the six months ended June 30, 2007 compared to $16.3 million for the six months ended June 30, 2006. The net interest margin for the six months ended June 30, 2007 was 4.17% versus 4.41% for the six months ended June 30, 2006. The overall decrease in the net interest margin is primarily due to cost of funds increasing at a faster rate than the increase in earning asset rates.

Non Interest Income

Total non-interest income decreased slightly for the three months ended June 30, 2007 compared to the three months ended June 30, 2006. The major components of non-interest income include saleable mortgage loan fee income, service charge income and other income. Residential mortgage volume remained stable, providing fee income of $463 thousand for the second quarter of 2007 as compared to $440 thousand for the second quarter of 2006. Service charge income remained steady for the second quarter of 2007 compared to the second quarter 2006. Other operating income decreased slightly to $790 thousand for the second quarter of 2007, compared to $804 thousand for the second quarter of 2006. The decrease in other operating income is due primarily to a net loss on sale of securities of $139 thousand for the second quarter of 2007.

Non-interest income for the six months ending June 30, 2007 was $4.8 million compared to $4.3 million for the same period in 2006, an increase of 11.6% or $500 thousand. Other operating income increased by $600 thousand for the six months ended June 30, 2007 compared to the same period in 2006. This increase is due primarily to a year to date net gain on sale of securities of $139 thousand and an increase in the cash surrender value of bank owned life insurance of $196 thousand.

Non Interest Expense

Total non-interest expense increased $600 thousand or 9.1% to $7.2 million for the three months ended June 30, 2007 from $6.6 million for the three months ended June 30, 2006. All of the components of non-interest expense (salaries and benefits, occupancy, and other expenses) increased slightly for the three months ended June 30, 2007 compared to the same period ending June 30, 2006. The increases are due primarily to continued growth of the company and expansion of our infrastructure.

Total non-interest expense increased $1.6 million or 12.6% to $14.3 million for the six months ended June 30, 2007 from $12.7 million for the six months ended June 30, 2006. The increase in non-interest expense is attributable mainly to the increase in salaries and benefits of $1 million, an increase in occupancy and equipment expense of $200 thousand and an increase in other expenses of $500 thousand. The $500 thousand increase in other expense is due primarily to an increase in state and local taxes of $241 thousand and an increase in advertising and public relations expense of $161 thousand.

About Venture Financial Group

Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 18 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

Note Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release regarding asset quality.

VENTURE FINANCIAL GROUP CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Dollars in thousands, except per share amounts; unaudited)

	June 30,	December 31,	June 30,
	2007	2006	2006
Assets
Cash and due from banks	$18,373	$16,676	$19,882
Interest bearing deposits in other banks	962	1,078	258
Federal funds sold	--	6,790	14,355
Securities available for sale	237,101	163,129	145,836
FHLB Stock and TIB Stock	4,590	4,590	4,490

Loans held for sale	4,802	4,642	5,519
Loans	742,241	711,453	660,064
Allowance for credit losses	(9,067)	(8,917)	(8,110)
Net loans	733,174	702,536	651,954

Premises and equipment, net	31,176	28,716	22,455
Foreclosed real estate	68	34	474
Accrued interest receivable	4,394	4,394	3,810
Cash value of life insurance	18,054	17,540	17,165
Intangible assets	25,737	25,874	26,010
Other assets	5,509	2,109	5,061

Total assets	$1,083,940	$978,108	$917,269
Liabilities
Deposits:
Non-interest bearing checking	$102,815	$100,788	$104,145
NOW, Savings and MMDA	356,331	327,381	259,466
Time certificates of deposits	379,359	343,081	348,092
Total deposits	838,505	771,250	711,703

Repurchase agreements	33,881	33,541	41,397
Short term borrowing	94,339	33,529	16,513
Long term debt	--	20,000	62,682
Trust preferred debt	--	22,682	--
Trust preferred debt with fair value option	22,829	--	--
Accrued interest payable	1,779	1,783	1,511
Other liabilities	7,934	10,091	6,687

Total liabilities	999,267	892,876	840,493

Stockholders’ Equity
Common stock, (no par value); 30,000,000 shares authorized,	35,718	35,559	35,991
shares issued and outstanding: June 2007 – 7,197,226
December 2006 – 7,186,349, June 2006 – 7,194,047
Retained earnings	54,629	49,841	44,741
Accumulated other comprehensive income (loss)	(5,040)	466	(3,463)
Advances to KSOP	(634)	(634)	(493)
Total stockholders’ equity	84,673	85,232	76,776

Total liabilities and stockholders’ equity	$1,083,940	$978,108	$917,269

Other Data
Nonperforming assets to total assets	0.07%	0.07%	0.28%
Nonperforming loans to total loans	0.09%	0.10%	0.32%
Allowance for credit losses to loans	1.22%	1.25%	1.23%
Allowance for credit losses to nonperforming loans	1345%	1290%	384%
Equity to Assets	7.81%	8.71%	8.37%

VENTURE FINANCIAL GROUP CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share amounts; unaudited)
	Three months ended		Six months ended
	June 30		June 30
	2007	2006	2007	2006
Interest Income
Loans	$16,442	$13,662	$32,367	$25,806
Federal funds sold and deposits in banks	32	120	54	151
Investments	3,226	1,722	5,717	2,492
Total interest income	19,700	15,504	38,138	28,449

Interest Expense
Deposits	7,960	4,978	14,947	8,136
Federal funds purchased	2	128	2	162
Repurchase agreements	439	438	830	784
Other	1,506	1,491	3,058	3,082
Total interest expense	9,907	7,035	18,837	12,164

Net interest income	9,793	8,469	19,301	16,285

Provision for credit losses	375	150	750	300
Net interest income after provision
for credit losses	9,418	8,319	18,551	15,985

Non-interest income
Service charges on deposit accounts	1,009	1,039	1,955	1,979
Origination fees on mortgage loans sold	463	440	865	882
Other operating income	790	804	2,010	1,389
Total non-interest income	2,262	2,283	4,830	4,250

Non-interest expense
Salaries and employee benefits	3,720	3,441	7,794	6,840
Occupancy and equipment	1,284	1,039	2,292	2,092
Other expense	2,229	2,079	4,221	3,720
Total non-interest expense	7,233	6,559	14,307	12,652

Operating income before income taxes	4,447	4,043	9,074	7,583

Provision for income taxes	1,277	1,414	2,710	2,640

Net income	$3,170	$2,629	$6,364	$4,943

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities
arising during the period	(5,362)	(1,982)	(5,506)	(2,193)
Change in minimum pension liability	-	(124)	-	(237)

Comprehensive Income (loss)	$(2,192)	$523	$858	$2,513

Earnings per Share Data
Basic earnings per share	$0.44	$0.36	$0.89	$0.68
Diluted earnings per share	$0.44	$0.36	$0.88	$0.67
Dividends declared per share	$0.08	$0.07	$0.16	$0.14

Weighted average number of common shares	7,150,658	7,224,640	7,150,777	7,231,813
Weighted average number of common shares,
including dilutive stock options	7,271,374	7,336,907	7,271,854	7,354,877

Performance Ratios
Return on average assets (annualized)	1.20%	1.20%	1.24%	1.21%
Return on average equity (annualized)	14.03%	13.58%	14.82%	12.82%
Net interest margin	4.10%	4.28%	4.17%	4.41%